UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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MPS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

APRIL 20, 2009

DEAR MPS GROUP, INC. SHAREHOLDER:

On behalf of the Board of Directors and management of MPS Group, Inc. (the “Company”), we cordially invite you to attend the annual meeting of shareholders (the “Annual Meeting”) to be held on Friday, May 15, 2009, at The Ponte Vedra Inn and Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

In addition to the specific matters to be acted upon, there will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders’ questions.

It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date, and promptly return the enclosed proxy card in the envelope provided, or vote in any other manner described on your proxy card. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

DEREK E. DEWAN Chairman of the Board of Directors	TIMOTHY D. PAYNE President and Chief Executive Officer

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2009

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders (the “Annual Meeting”) of MPS Group, Inc. (the “Company”) will be held on Friday, May 15, 2009, at 9:00 a.m., local time, at The Ponte Vedra Inn and Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

The Annual Meeting will be held for the following purposes:

1.	To elect ten directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders, and until their successors are elected and qualified;

2.	To approve material terms for performance-based awards for executive officers under the Company’s Executive Annual Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 26, 2009, are entitled to notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2009

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2008 Annual Report to Shareholders are available at http://www.mpsgroup.com/proxy/.

By Order of the Board of Directors,

GREGORY D. HOLLAND Senior Vice President, Chief Legal Officer, and Secretary

Dated: April 20, 2009

Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 15, 2009

INTRODUCTION

This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of MPS Group, Inc., a Florida corporation (the “Company”, “MPS Group”, “we”, “our” or “us”), on or about April 20, 2009, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors” or the “Board”) of proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) of the Company to be held on Friday, May 15, 2009, at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at The Ponte Vedra Inn and Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

Only shareholders of record at the close of business on March 26, 2009 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had outstanding 92,503,986 shares of common stock, $0.01 par value (the “Common Stock”).

VOTING PROCEDURES

The Board of Directors has designated Derek E. Dewan and Timothy D. Payne, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, or if a proxy is voted by telephone or over the Internet, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the secretary of the Company; (ii) delivery of a later dated proxy; (iii) voting or re-voting, as the case may be, a proxy by telephone or over the Internet at a later date; or (iv) attending the Annual Meeting, notifying the secretary of the Company or his delegate, and voting in person. The shares represented by the proxy will be voted in accordance with the directions given, unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors or approval of the other proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

Each outstanding share of Common Stock is entitled to one vote. A majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients, or in “street name” (as defined below), who have not received voting instructions from their clients with respect to non-routine matters. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares may be voted for or withheld from each nominee. Although abstentions and broker non-votes are counted for quorum purposes, abstentions and broker non-votes will have no effect under Florida law in the election of directors in Proposal One. The approval of Proposal Two and Proposal Three each requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposal Two or Proposal Three. If any other matters come before the Annual Meeting, they will be approved if a majority of votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter affirm such matter, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

If your shares of Common Stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted, and which may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you hold your shares in “street name” and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the Annual Meeting and vote at that time (your broker may refer to it as a “legal” proxy).

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, ten individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders, and until their successors are duly elected and qualified. Each nominee has consented to be named herein and to serve as a director, if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as they may in their discretion determine, in which event the shares will be voted for such other person.

Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of the ten individuals nominated below.

Information concerning the Board’s nominees, based on data furnished by them, is set forth below. They are all currently directors of the Company. The Board of Directors has determined that at least seven of the ten nominees are independent directors under the listing standards of the New York Stock Exchange (the “NYSE”).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
Derek E. Dewan (54)	Chairman of the Board of the Company since June 1996; president and chief executive officer of the Company from January 1994 to November 2000 and March 2001, respectively; partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for more than five years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office; member of the SMU Cox School of Business Executive Board.	1994

Timothy D. Payne (50)	President and chief executive officer of the Company since March 2001, and executive officer of one or more subsidiaries of the Company since 1996; member of the board of trustees of Jacksonville University.	2000

T. Wayne Davis (62)•†*	Private investor for the past five years; chairman of the board and president of Tine W. Davis Family-WD Charities, Inc.	1994

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
Michael D. Abney (73)*•	Retired as senior vice president and chief financial officer of the Company in December 2000; senior vice president of the Company from March 1995, and chief financial officer of the Company from November 1992; partner with Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for 22 years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office; member of the advisory board for the Fisher School of Accounting at the University of Florida; member of the advisory board for the Warrington College of Business at the University of Florida.	1997

Peter J. Tanous (70)*•	President of Lynx Investment Advisory, LLC, a financial advisory firm to individuals and institutions, since 1992; previously, executive vice president of Bank Audi (U.S.A.), chairman of Petra Capital Corporation, and first vice president and international regional director with Smith Barney; director of Worldcare Limited, The Christian Children’s Fund, the Georgetown University Library, the Lebanese American University, and The Atlantic Council.	1997

John R. Kennedy (78)•†*	Retired as president, chief executive officer, and director of paper products manufacturer Federal Paper Board Company, Inc. in 1996, after 44 years with that company.	1999

William M. Isaac (65)*•	Chairman of The Secura Group, an LECG company, a consulting firm providing advisory services to financial institutions, since 1986; senior partner with the law firm of Arnold & Porter in Washington, D.C. from 1986 to 1993; chairman of the Federal Deposit Insurance Corporation (“FDIC”) from August 1981 to October 1985, and member of the board of the FDIC from 1978 through 1985; advisory director of BankCap Partners; chairman of the advisory board of Oceanwood Capital Management; director of The Ohio State University Foundation and Goodwill Industries of Sarasota; member of the board of trustees of The Out-of-Door Academy of Sarasota; chairman of various family-owned real estate companies.	2000

Darla D. Moore (54)†	Partner and executive vice president, Rainwater, Inc., a private investment firm, since 1993; member of the advisory board of JP Morgan Chase & Co.; trustee of The South Financial Group, a financial services company; trustee of the New York University School of Medicine Foundation; member of the board of trustees of the University of South Carolina; chairwoman and founder of The Palmetto Institute, a private policy research group based in South Carolina.	2002

Arthur B. Laffer, Ph.D. (68)•†	Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; chairman of Laffer Investments, an investment management firm, since 1999; director of OXiGENE, Inc. and Nicholas-Applegate Institutional Funds.	2003

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company

Robert P. Crouch (40)	Senior vice president, chief financial officer, and treasurer of the Company since January 2001; director of financial reporting of the Company from November 1995 to May 1996; vice president and controller of the Company from June 1997 to 2000, and chief accounting officer of the Company since 2000.	2008

*	Current member of the corporate governance and nominating committee.
•	Current member of the audit committee.
†	Current member of the compensation committee.

Board of Directors and Committees

The Board of Directors has standing audit, compensation, and corporate governance and nominating committees. Members of these committees are generally elected annually by the Board of Directors, but changes may be made at the Board’s discretion at any time. The committees operate pursuant to separate written charters adopted by the Board, which are available on our website at www.mpsgroup.com in the “Corporate Governance” section under the “Investors” tab. Regular meetings of the Board of Directors are held approximately six times per year, with special meetings as needed. Each director attended at least 75% of the meetings of the Board and committees on which he or she served in 2008. The Board of Directors held ten meetings during 2008.

Audit Committee.    The audit committee is comprised of Messrs. Tanous (Chairman), Davis, Isaac, Kennedy, Abney, and Dr. Laffer. The Board has determined that each member of the audit committee is “independent” and “financially literate” within the meaning of the listing standards of the NYSE. The Board of Directors has also determined that by virtue of his business and professional experience, some of which is outlined in the biographical information above, Mr. Isaac is an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission (“SEC”). This committee is primarily concerned with assisting Board oversight of the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The committee’s principal responsibilities include selecting the independent auditor, assessing the independent auditor’s qualifications and independence, and reviewing with the independent auditor the scope, conduct, and results of the integrated audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting. The committee also reviews with management and the independent auditor the Company’s financial reporting activities and oversees its system of internal financial and disclosure controls and procedures. The committee also approves audit, audit-related, tax, and non-audit services provided to the Company by the independent auditor, and oversees the activities and performance of the Company’s internal auditors. The audit committee met eleven times during 2008.

Compensation Committee.    The compensation committee is comprised of Messrs. Davis (Chairman) and Kennedy, Ms. Moore, and Dr. Laffer. The Board has determined that each member of the compensation committee is “independent” within the meaning of the listing standards of the NYSE. This committee is responsible for reviewing and approving the compensation arrangements for senior management of the Company, including setting and attainment of annual compensation goals and awards for the chief executive officer and determining his compensation, and for administering the Company’s compensation plans. The compensation committee also makes determinations, or recommendations to the Board, concerning director compensation, and the submission to shareholders of any compensation plans in which officers and directors of the Company are eligible to participate, and which require shareholder approval. The compensation committee met six times during 2008.

Corporate Governance and Nominating Committee.    The corporate governance and nominating committee is comprised of Messrs. Kennedy (Chairman), Tanous, Davis, Isaac, and Abney. The Board has determined that each member of the corporate governance and nominating committee is “independent” within the meaning of the listing standards of the NYSE. This committee’s principal responsibilities are to oversee compliance with the Company’s corporate governance practices and investigate and recommend for nomination potential members of the Board. This committee orchestrates the development and review of our corporate governance principles and oversees the evaluation of the Board and executive management. The corporate governance and nominating committee met four times during 2008.

Director Nominations

Nominations Process.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning director nominees to recommend to the shareholders in connection with the Company’s annual meeting of shareholders, and for making recommendations to the Board concerning nominees for appointment to fill any vacancies on the Board and its committees. To fulfill these responsibilities, the corporate governance and nominating committee periodically considers and makes recommendations to the Board regarding what experience, talents, skills, and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board and committee evaluate the incumbent’s continued service, in light of the Board’s collective requirements, and considers his or her record of participation and involvement, at the time each such director comes up for reelection.

When the need for a new director arises (whether because of a newly created Board seat or a vacancy), the corporate governance and nominating committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms, as well as considering referrals from other directors, management, or shareholders pursuant to the process below. The committee reviews the qualifications of each candidate, in light of the current composition of the Board, and considers the relative qualifications of any other candidates. Final candidates are generally interviewed by one or more Board members. The committee then makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to extend to any particular candidate an invitation to join the Board.

Director Qualifications.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning criteria for the selection of qualified directors. At a minimum, directors should possess high moral character and personal integrity, demonstrated professional accomplishment, the ability to devote sufficient time to carrying out the duties of a director, and meet any requirements specified in the Company’s bylaws, the rules or regulations of the SEC, and the listing standards of the NYSE. In addition to these minimum qualifications for candidates, the Board and the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular seat, taking into account the then-current composition of the Board. These factors may include a candidate’s professional and educational background, reputation, industry knowledge, and business experience, and the relevance of those characteristics to the Company and the Board. The Board and the committee may consider whether the candidate will complement or contribute to the overall mix of talents, skills, and other characteristics needed to maintain the Board’s effectiveness, whether the candidate is aligned with the special interests of a particular group or position which may not broadly represent the interests of shareholders or the Company, and the candidate’s ability to fulfill the responsibilities of being a director and member of one or more of the Board’s standing committees.

Shareholder Nominations.    Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting, by complying with the procedures set forth in the Company’s bylaws. Those procedures provide that any such shareholder nomination for director must be received by the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as set forth below in the section of this Proxy Statement entitled “Shareholder Proposals.”

The corporate governance and nominating committee will also consider recommending to the Board that it include in the Board’s recommended slate of Board nominees for a meeting of shareholders a nominee submitted to the Company by a shareholder. In this connection, the nominating shareholder should submit detailed biographical information about the nominee and nominating shareholder to the secretary of the Company within the time period prescribed by the Company’s bylaws. The nominating shareholder should expressly indicate that such shareholder desires that the Board and corporate governance and nominating committee consider such shareholder’s nominee for inclusion in the Board’s slate of recommended Board nominees for consideration and approval at the shareholder meeting. The nominating shareholder and shareholder’s nominee should also undertake to provide, and consent to the Company obtaining, all other information the Board and committee may request in connection with their evaluation of the nominee, including the types of information referred to above relative to director qualifications.

In evaluating shareholder nominees for inclusion in the Board’s slate of recommended nominees, the Board and corporate governance and nominating committee may consider all relevant information, including the qualifications described above, any vacancies on the Board, the size and duration of the nominating shareholder’s holdings in the Company, whether the nominee is independent of the nominating shareholder and able to broadly represent the interests of the Company and its shareholders, and the apparent interests and/or intentions of the nominating shareholder in nominating the nominee.

Director Independence

The Board of Directors has affirmatively determined that the following majority of the Board members are independent under the listing standards of the NYSE: Messrs. Davis, Tanous, Kennedy, Isaac, Abney, Ms. Moore, and Dr. Laffer. In evaluating director independence, the Board of Directors considered all relevant facts, circumstances, relationships, and transactions brought to its attention between each director, his or her immediate family members, or any business, charity, or other entity in which the director has a material interest, on the one hand, and the Company, its affiliates, or the Company’s senior management, on the other hand. The Board of Directors applied corporate governance guidelines in making director independence determinations that include the following categorical standards to guide the Board in evaluating director independence:

•	Whether a relationship is of a type and degree that would preclude a determination of independence under Section 303A.02 of the NYSE Listed Company Manual; and

•	Whether a relationship is of a type or degree that would require disclosure pursuant to Item 404 of SEC Regulation S-K.

Attendance at Annual Meetings

The Company expects its directors to attend the annual meeting of shareholders. In 2008, eight of nine directors attended the annual meeting of shareholders.

Meetings of Non-Management Directors

The non-management members of the Board of Directors meet in executive session without management at least three times annually, and at least one executive session is a meeting solely of the independent directors. Mr. Isaac currently serves as the presiding director at the executive sessions.

Communicating With the Directors

Any interested party may contact the Board of Directors, any director, or the non-management directors as a group, by sending an email to directors@mpsgroup.com, or by mail c/o the secretary, MPS Group, Inc., 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify to whom the communication is intended, or it will be conveyed to the Board of Directors as a group. The Company’s management may first review, sort, and summarize such communications, and screen out solicitations for goods or services, as well as inappropriate or profane communications, or those communications unrelated to the Company or its business. All such communications delivered to the Board or any director containing a return address will receive a written acknowledgement confirming receipt.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
2008 Non-Executive Equity Incentive Plan (the “2008 Equity Plan”)	—	$—	1,512,000
Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”)	1,539,851	$9.08	5,185,455
2004 Non-Employee Director Equity Incentive Plan (the “2004 Director Equity Plan”)	320,000	$10.60	—
Amended and Restated 1995 Stock Option Plan (the “1995 Stock Option Plan”)	1,454,024	$6.90	—
1993 Non-Employee Director Stock Plan	749,000	$6.53	—
Amended and Restated 2001 Employee Stock Purchase Plan (the “2001 ESPP”)	—	—	376,069

TOTAL	4,062,875	$7.95	7,073,524

Equity compensation plans not approved by security holders:
Executive Option Plan(2)	150,000	$6.00	—

TOTALS	4,212,875	$7.88	7,073,524

(1)	The weighted-average remaining term for the 4,212,875 options outstanding is 4.35 years.
(2)	The Executive Option Plan was approved by the compensation committee and was effective January 1999. No additional shares will be issued under this plan.

PROPOSAL TWO:

APPROVAL OF MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS FOR EXECUTIVE OFFICERS

UNDER THE EXECUTIVE ANNUAL INCENTIVE PLAN

The shareholders of the Company approved the MPS Group, Inc. Executive Annual Incentive Plan (the “EAIP”) effective as of January 1, 2004, at their annual meeting held on May 26, 2004. The purpose of the EAIP is to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success.

The Board of Directors is proposing to renew the approval of the material terms for performance-based awards for named executive officers (as defined below under “Executive Compensation”) under the EAIP for purposes of qualifying such under section 162(m) of the Internal Revenue Code (“Section 162(m)”). These material terms include the employees eligible to receive compensation under the EAIP, a description of the business criteria on which performance-based compensation will be based, and the maximum amount of compensation that could be paid to any employee under the EAIP. You are being asked to reapprove these material terms in order to preserve the Company’s ability to receive a federal income tax deduction for performance-based payments under the EAIP to named executive officers. If shareholders fail to approve the proposal, no further awards will be made to executive officers under the EAIP (except for those promised for fiscal year 2009).

The following description of the material terms for performance-based awards under the EAIP for purposes of Section 162(m), and the EAIP itself, is qualified in its entirety by the provisions of the EAIP, a copy of which is attached to this Proxy Statement as Appendix A.

General

The EAIP is administered by the compensation committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate to the chief executive officer, and others, responsibility for administration of the EAIP. To the extent such a delegation of authority has been made, the term “Committee” in this Proposal Two should be read as “Committee or its delegate.” Persons eligible to participate in the EAIP are the executive officers and other executives of the Company, its operating units, or its affiliates, who are in management positions designated as eligible for participation by the Committee. The EAIP may be amended, suspended, or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an award that has been determined and approved would be adversely affected. The EAIP is not subject to the Employee Retirement Income Security Act of 1974.

Awards Under the EAIP

Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (a) employees who are eligible to participate; (b) the performance objectives for each participant, which performance objectives will include one or more of the performance measures set forth below; (c) the target award, maximum award, and threshold award that can be received by each participant, and the method for determining such award; (d) the form of payment of an incentive award; and (e) the times and conditions subject to which any incentive award may become payable. Performance measures for named executive officers will include one or more of the following (which may relate to the Company or a business unit, division, or subsidiary): earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation, and amortization), gross margin, gross margin growth, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, return on incremental equity, total shareholder return, profit, economic profit, capitalized economic profit, gross profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, revenue per employee, stock price, market capitalization, cost goals, budget goals, business expansion goals, and/or goals related to acquisitions or divestitures.

After the end of each fiscal year, the Committee will certify the extent to which the performance objectives have been achieved for that year. In measuring performance, the Committee may adjust the Company’s financial results to exclude the effect of unusual charges or income items which distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, impairment charges, recapitalizations, reorganizations, or reductions in force. The percentage of pay at risk under the EAIP is increased by position according to relative levels of responsibility and influence on business unit and corporate objectives. The award percentage is discounted for performance below target down to a minimum threshold, and an enhanced payout percentage is provided to motivate performance above target up to a maximum. Incentive awards shall be approved by the Committee, subject to ratification by the Board when required under the EAIP or elected by the Committee, based on the EAIP rules then in effect and the achievement of performance criteria as certified by the Committee. The maximum award that may be paid to an individual participant for a plan year shall be $3 million. Awards will generally be paid in lump sum cash payments. Payment will be made as soon as practicable after the determination of awards (but in no event later than March 15th of the year following the plan year for which the award is earned).

A partial incentive award may be authorized by the Committee for a participant who is terminated without cause, or who terminates for good reason, or who retires, dies, or becomes permanently and totally disabled during the fiscal year. Otherwise, no award will be paid to a participant who is not an active employee of the Company, an operating unit, or an affiliate at the end of the fiscal year to which the award relates. In general, and unless with respect to some or all participants the Committee has established a different rule, upon the occurrence of a change in control, the participant’s incentive award for that year will be deemed to have been fully earned for the year, with deemed performance at the greater of target award level or the actual level of achievement of the performance objectives to the date of the change in control, and will be prorated for the portion of the year that has elapsed, and will be paid within thirty days after the effective date of the change in control.

Federal Income Tax Consequences

An award under the EAIP will constitute compensation taxable as ordinary income (and subject to income tax withholding) to the participant to the extent it is paid in cash or immediately available equity-based awards. Generally, the Company will be entitled to a corresponding deduction.

Section 162(m) limits to $1,000,000 the amount of compensation that may be deducted by the Company in any tax year with respect to certain named executive officers, with an exception for certain performance-based compensation. While, as stated above, the purpose of the EAIP is to further the growth and financial success of the Company by offering performance incentives to executives who have significant responsibility for such success, the EAIP is also designed, and is intended to be administered, to qualify payments to named executive officers for that performance-based exception.

2009 Incentive Plan Awards

For fiscal year 2009, each named executive officer currently serving as an employee and certain other executives have been granted an opportunity to receive a cash incentive award under the EAIP based upon performance objectives established with respect to fiscal year 2009. Because the performance periods have not yet been completed, the amount of annual incentive compensation to be paid in the future to the Company’s current or future named executive officers and other executives cannot be determined at this time. Actual amounts will depend on actual performance measured against the attainment of the pre-established performance goals.

Vote Required

Assuming the presence of a quorum, the material terms for performance-based awards for named executive officers under the EAIP will be approved if more votes are cast in favor of approval than against approval.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” APPROVAL OF MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS FOR EXECUTIVE OFFICERS UNDER THE EXECUTIVE ANNUAL INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP to serve as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2009 and directed that such appointment be submitted to the shareholders for ratification. PricewaterhouseCoopers LLP has audited our consolidated financial statements since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and respond to appropriate questions.

Audit and Accounting Related Expenses

For the fiscal years 2008 and 2007, PricewaterhouseCoopers LLP’s charges were as follows:

Type of Fees	2008	2007
Audit fees	$1,620,956	$1,620,225
Audit-related fees	$63,000	$62,500
Tax fees	$64,374	$56,500
All other fees	—	—

Audit-related fees for both years included fees for services related to audits of benefit plans.

Tax fees for both years were for fees associated with tax compliance services.

The audit committee pre-approves all audit, audit-related, and tax services to be delivered by the independent accountants. The audit committee may delegate pre-approval authority to one or more committee members, or may adopt pre-approval policies or procedures. Any pre-approvals made pursuant to delegation or pre-approval policies or procedures must be presented to the audit committee at its next scheduled committee meeting.

If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee will take such action into account in reconsidering the appointment of the independent registered certified public accounting firm for the fiscal year ending December 31, 2009.

Assuming the presence of a quorum, the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2009 will be approved if more votes are cast in favor of approval than against approval.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PRINCIPAL SHAREHOLDERS AND SECURITIES

OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock as of March 26, 2009 of: (i) each director and nominee for director; (ii) the named executive officers, as defined below in the section of this Proxy Statement entitled “Executive Compensation”; (iii) those persons known to the Company to be beneficial owners of more than five percent of its outstanding Common Stock; and (iv) all directors and named executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

	Shares Beneficially Owned
Name	Number	Percent(1)
Derek E. Dewan(2)	295,592	*
Timothy D. Payne(3)	1,635,873	1.76%
T. Wayne Davis(4)	424,650	*
Peter J. Tanous(5)	232,250	*
John R. Kennedy(6)	242,250	*
Michael D. Abney(7)	174,725	*
William M. Isaac(8)	319,250	*
Darla D. Moore(9)	241,250	*
Arthur B. Laffer(10)	218,250	*
Robert P. Crouch(11)	931,543	1.01%
Richard L. White(12)	346,194	*
Gregory D. Holland(13)	381,806	*
Jon D. Kerner(14)	155,000	*
Tyra H. Tutor(15)	308,169	*
Dimensional Fund Advisors LP(16)	8,470,244	9.16%
T. Rowe Price Associates, Inc.(17)	7,378,140	7.98%
Barclay Global Investors, NA(18)	6,552,837	7.08%
Fiduciary Management, Inc.(19)	5,784,528	6.25%
All directors and executive officers as a group (14 persons)(20)	5,906,802	6.23%

*	Less than one percent.
(1)	Percentage is determined on the basis of 92,503,986 shares of Common Stock outstanding as of March 26, 2009, plus shares of Common Stock deemed outstanding with respect to each person or group as applicable pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.
(2)	Mr. Dewan’s shares consist of: (i) 23,180 shares held in his name; (ii) 82,412 restricted shares; and (iii) 190,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(3)	Mr. Payne’s shares consist of: (i) 211,849 shares held in his name; (ii) 873,214 restricted shares; (iii) 810 shares held in the Company’s 401(k) plan; and (iv) 550,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(4)	Mr. Davis’ shares consist of: (i) 55,838 shares held in his name; (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation over which Mr. Davis has sole voting and dispositive power; (iii) 5,400 shares held in Mr. Davis’ wife’s name; (iv) 82,412 restricted shares; and (v) 251,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(5)	Mr. Tanous’ shares consist of: (i) 18,838 shares held in his name; (ii) 82,412 restricted shares; and (iii) 131,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(6)	Mr. Kennedy’s shares consist of: (i) 23,838 shares held in his name; (ii) 82,412 restricted shares; and (iii) 136,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(7)	Mr. Abney’s shares consist of: (i) 17,313 shares held in his name; (ii) 82,412 restricted shares; and (iii) 75,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(8)	Mr. Isaac’s shares consist of: (i) 25,838 shares held in his name; (ii) 82,412 restricted shares; and (iii) 211,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(9)	Ms. Moore’s shares consist of: (i) 18,838 shares held in her name; (ii) 82,412 restricted shares; and (iii) 140,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(10)	Dr. Laffer’s shares consist of: (i) 15,838 shares held in his name; (ii) 82,412 restricted shares; and (iii) 120,000 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.

(11)	Mr. Crouch’s shares consist of: (i) 280,144 shares held in his name; (ii) 464,732 restricted shares; and (iii) 186,667 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(12)	Mr. White’s shares consist of: (i) 7,355 shares held in his name; (ii) 2,168 shares held in the Company’s Amended and Restated 2001 Employee Stock Purchase Plan; (iii) 186,071 restricted shares; and (iv) 150,600 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(13)	Mr. Holland’s shares consist of: (i) 33,889 shares held in his name; (ii) 246,250 restricted shares; and (iii) 101,667 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(14)	Mr. Kerner’s shares consist of 155,000 restricted shares.
(15)	Ms. Tutor’s shares consist of: (i) 30,677 shares held in her name; (ii) 214,642 restricted shares; (iii) 350 shares held in Ms. Tutor’s husband’s name; and (iv) 62,500 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.
(16)	Based on information the Company obtained from Dimensional Fund Advisors LP’s Schedule 13G filed as of December 31, 2008, the business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP reports to have sole voting power for 8,220,044 shares of Common Stock and shared dispositive power for zero shares of Common Stock. These shares are held by registered investment companies, commingled group trusts, and separate accounts for which Dimensional Fund Advisors LP serves as investment adviser or manager.
(17)	Based on information the Company obtained from T. Rowe Price Associates, Inc.’s Schedule 13G filed as of December 31, 2008, the business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. reports to have sole voting power for 2,459,000 shares of Common Stock and shared dispositive power for zero shares of Common Stock.
(18)	Based on information the Company obtained from Barclay Global Investors, NA’s Schedule l3G filed as of December 31, 2008, the business address of Barclay Global Investors, NA is 400 Howard Street, San Francisco, California 94105. Barclay Global Investors, NA reports to have sole voting power for 5,619,187 shares of Common Stock and shared dispositive power for zero shares of Common Stock.
(19)	Based on information the Company obtained from Fiduciary Management, Inc.’s Schedule 13G filed as of December 31, 2008, the business address of Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, Wisconsin 53202. Fiduciary Management, Inc. reports to have sole voting power for 5,757,128 shares of Common Stock and shared dispositive power for 27,400 shares of Common Stock.
(20)	Includes 2,305,434 shares held pursuant to options that are exercisable within 60 days of March 26, 2009.

EXECUTIVE COMPENSATION

The Company’s executive officers are Timothy D. Payne, president and chief executive officer; Robert P. Crouch, senior vice president, chief financial officer, and treasurer; Gregory D. Holland, senior vice president, chief legal officer, and secretary; Tyra H. Tutor, senior vice president of corporate development, and Jon D. Kerner, senior vice president and chief information officer. In addition, Richard L. White served as senior vice president and chief information officer until February 2008, when he resigned as an executive officer to devote his full time efforts as president of the Company’s Beeline subsidiary.

Mr. White had served as chief information officer since joining the Company in May 2000. Mr. White was promoted to senior vice president in May 2002. Mr. White resigned as senior vice president and chief information officer in February 2008 to devote his full time efforts as president of the Company’s Beeline subsidiary. Mr. White is 50 years old.

Mr. Holland has served as chief legal officer and secretary of the Company since May 2002. Mr. Holland was promoted to senior vice president in April 2004, and was a vice president from January 2001. Mr. Holland joined the Company in October 1997 as associate general counsel and is 43 years old.

Ms. Tutor was promoted to senior vice president in April 2004, and has served as senior vice president of corporate development since April 2005. Ms. Tutor was promoted to vice president, office of the chairman, in March 2000, and was named vice president of finance and corporate development in January 2001. Ms. Tutor joined the Company in May 1997 as director, office of the chairman. Ms. Tutor is a certified public accountant and is 40 years old.

Mr. Kerner has served as senior vice president and chief information officer since joining the Company in January 2008. For the seven years prior to joining the Company, Mr. Kerner was chief information officer of Earthlink, Inc. Prior to Earthlink, Mr. Kerner was a partner with Scott, Madden & Associates and a consultant with Coopers & Lybrand Consulting. Mr. Kerner is 43 years old.

COMPENSATION DISCUSSION AND ANALYSIS

MPS Group is a leading provider of business services with 220 offices in the United States, Canada, the United Kingdom, continental Europe, Asia, and Australia. We operate in a highly competitive industry, marked by few barriers to entry and limited tangible assets, success in which is almost entirely dependent on the intellect and energies of our people. We believe it, therefore, critical to our prospects that we are able to attract, retain, and motivate people of the highest quality at all levels of the organization, and believe we have crafted an executive compensation program that serves these needs in a fair and effective fashion.

Compensation Objectives

The objectives of our executive compensation program are to provide a system of pay and rewards that secures for our organization high quality leadership, motivates that leadership to enhance performance and increase shareholder wealth, and aligns the interests of management and shareholders to promote the long term value of the enterprise.

Compensation Philosophy and Practices

Our executive compensation program is principally overseen and administered by the compensation committee of our Board of Directors, which remains in close contact and consultation with the Board as a whole. The compensation committee believes that the Company’s results, financial positioning, and increased diversification, both internationally and operationally, reflect a superior quality executive team and warrant superior pay and rewards. That said, the compensation committee also believes that executive compensation should be earned and, accordingly, seeks to condition a substantial amount of pay and rewards on Company performance and shareholder return.

The compensation committee recognized that 2008 was a difficult year, both in terms of the adverse macroeconomic conditions confronting our businesses and the decrease in our share price, and believes that compensation decisions made for 2008 fairly and reasonably reflected not only these realities but also the valuable efforts of our executives despite such challenging conditions, as indicated by the following considerations:

•	Revenues for 2008 increased 2% over the prior year to $2.2 billion.

•	Full year diluted net income per common share before a non-cash impairment charge was $0.75.

•	For 2008, the Company generated $134 million in cash flow from operations.

•	The Company ended the year with $91 million in cash and minimal debt.

•	There were no raises awarded to executives during 2008.

•	The Company’s share price for 2008 was down 31%, and annual incentive bonuses were down over 39%.

In particular, we have sought to recognize the progress made during the year in the continued financial positioning of the Company, and geographic and operational diversification of our businesses, and at the same time appropriately take into account the decrease in our share price over 2008 and the non-cash impairment charge we recognized in the fourth quarter. We believe that the compensation decisions made during 2008 and reflected herein met these aims, as discussed in greater detail below and reflected in the accompanying tables in this Proxy Statement.

Performance and Competitive Factors

The Company has not benchmarked executive compensation to peers or employed other mechanisms that might artificially result in unwarranted increases or reductions in pay, or diverge from considerations of Company or individual performance or circumstance. This does not mean that the Company is not informed of the competitive environment in which it operates. The Company compares our executive compensation levels and practices with a number of companies of similar size and complexity, both inside and outside of our industry, to assist in ensuring that our policies and practices remain fair and competitive. The Company has not necessarily relied solely on data from the Self-Determined Peer Group shown in the Comparative Stock Performance Graph and Table appearing in its 2008 Annual Report on Form 10-K, because the market for executives that the Company seeks to attract and retain is broader than that of its direct competitors. The Company adjusts the composition of the companies against which it compares executive compensation data from time to time, as its business evolves and to account for changes in the relative make up of the comparator firms.

In the first quarter of 2008, the Company internally conducted a review and comparison of executive compensation practices utilizing industry sources and publicly available market data, including, among others, for the following companies:

Manpower Inc.	Robert Half International, Inc.
Kforce, Inc.	Resources Connection Inc.
Spherion Corp.	CDI Corp.

Compensation Consultants

The compensation committee has the authority to obtain advice from any source that the committee desires, including authority to directly engage outside advisors. The compensation committee most recently utilized this authority to engage the outside compensation consulting firm of Compensation Design Group to conduct a broad review of executive compensation levels and practices in 2004. Based on this review, the Company established the plans and practices described below that comprise our executive compensation program.

Compensation Setting

The compensation committee in making executive compensation decisions takes into consideration market factors, Company performance, and individual performance and development. The compensation committee annually reviews the performance of the chief executive against annual objectives in making executive compensation determinations affecting him. The compensation committee also judges the performance of the other named executive officers against annual performance factors but also considers the recommendation of the chief executive in making determinations involving them, or leaves such determinations to the chief executive’s own discretion and authority.

The Company provides a greater opportunity for rewards, and places a greater proportion of pay at-risk, based on an individual’s level of responsibility and capacity to influence overall results. This is primarily carried out in the levels of compensation, and in the greater proportion of pay that is attributed to incentive bonus awards and awards of equity compensation, based on an executive’s relative significance of role and responsibility.

While past pay and awards are generally taken into consideration when making executive compensation determinations, the Company believes that a system of motivations and rewards operates most effectively in the present and, therefore, does not limit current or future compensation based on past successes or rewards.

Compensation Components

Base Salaries

Competitive base salaries are necessary to secure quality executive and management talent and provide some fair and reasonable level of regular annual compensation. The compensation committee regularly reviews annual base salaries for the named executive officers to ensure that they are reasonable and competitive in view of the relative roles and responsibilities of each such executive. In 2008, the compensation committee performed such a review, and consistent with the recommendation of the chief executive officer, determined that in view of the adverse economic conditions confronting the Company no increases in base salaries would be awarded to the named executive officers.

Annual Incentive Bonus

The Company has established the shareholder approved Executive Annual Incentive Plan (the “EAIP”) to place a significant amount of executive compensation at-risk and motivate achievement of specified key financial or operational objectives. The compensation committee establishes threshold, target, and outstanding performance goals and award opportunities for each year, or delegates such to the chief executive, as appropriate. The committee selects key financial performance objectives for these goals and then determines the relative achievement of these objectives at the end of each year. For 2008, award opportunities and performance objectives were established for the named executive officers, as discussed below.

2008 Performance Objectives:

•

The compensation committee considered a number of criteria on which to base annual incentive bonuses for Messrs. Payne, Crouch, Holland, and Ms. Tutor, for 2008. The committee decided to continue to use pretax profit and gross profit as bonus criteria, as in prior years, but in 2008 decided to alter the formula used in the past to include diluted net earnings per share (“EPS”), as follows:

Criteria	Weighting
Pretax profit	25%
Gross profit	25%
EPS	50%

•

The committee set the numerical goals for each of the foregoing objectives at or above the actual performance levels of the prior year, and at or above the average of forecasts for the year published by securities analysts. In so doing, the committee met during the first quarter and consulted management forecasts, securities analysts’ estimates, and publicly available economic predictions and performance data. Accordingly, the Company believes that the goals for 2008 were appropriately challenging and uncertain of attainment at the time they were established.

•

Mr. White’s annual incentive bonus opportunity was established by the chief executive officer in early 2008 and was dependent on business goals associated with the performance of our Beeline subsidiary for which Mr. White serves as president.

•

Mr. Kerner was hired in January 2008, and his annual incentive bonus opportunity was established by the chief executive and chief financial officers in early 2008, and such were conditioned primarily on individual and departmental objectives that were scaled to the Company’s financial performance for the year.

2008 Award Opportunities

•	The EAIP operates such that performance above or below target influences the amount of bonus earned, as follows:

Performance Level	Payout Level
Maximum 120% or greater	Maximum 150%
Target 100%	Target 100%
Threshold 80%	Threshold 50%
Sub-Threshold Less than 80%	Discretionary

2008 Award Attainment:

•

The compensation committee duly noted that certain factors arose in the fourth quarter of 2008, principally that the Company took a non-cash impairment charge of $3.48 per common share, and that there was a precipitous drop in the value of the British Pound, the main functional currency for our international segments, which caused the Company to miss the threshold objectives set for pretax profit and EPS. The compensation committee confirmed that the EAIP allows for adjustments of certain items, such as impairment charges and unusual events, which in the committee’s judgment distort year to year comparisons of performance. The committee weighed the operational performance of the Company during 2008, and the unprecedented deterioration in macroeconomic conditions that confronted the Company during the fourth quarter, and determined that adjusting the bonus formula for the foregoing factors was fair and reasonable in view of the circumstances.

•

Messrs. Payne and Crouch each had a target award opportunity of 100% of base salary. The target award opportunities of the other named executive officers ranged from 50% to 90% of base salary, respectively. The committee, accordingly, took the foregoing circumstances into consideration and approved payout under the EAIP to Messrs. Payne, Crouch, Holland, and Ms. Tutor, equal to 71.9% of target bonus opportunity. The attainment of individual and departmental performance objectives by Messrs. White and Kerner resulted in a payout to them of 85% and 75% of target bonus opportunity, respectively. These figures are as follows for each named executive officer and are reflected in the Non-Equity Incentive Plan Compensation column in the 2008 Summary Compensation Table below in this Proxy Statement:

Name	Target Bonus ($)	Actual Bonus ($)
Timothy D. Payne	690,000	496,110
Robert P. Crouch	345,000	248,055
Richard L. White	225,000	191,250
Gregory D. Holland	150,000	107,850
Jon D. Kerner	125,000	93,750
Tyra H. Tutor	100,000	71,900

Equity Incentive Awards

The Company believes that annual equity incentive awards are important to align the interests of management with those of the shareholders and to ensure that a significant proportion of compensation is contingent on long term share price appreciation. The Company, accordingly, maintains the shareholder approved Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”) to provide for the Company’s equity compensation needs as they relate to employees, key performers, and other participants. The Company currently has outstanding under equity incentive plans only awards of stock options and restricted shares, although also available for award are performance shares, stock appreciation rights, and restricted stock units.

The Company believes that participation in such awards should be broadly extended beyond the executive ranks to include business unit leaders, managers, and key performers. In 2008, the compensation committee reviewed various equity award scenarios presented by management and approved specific grants to the named executive officers. The committee also delegated authority to Mr. Payne to issue equity awards to business unit leaders, various classes of managers, and key employees according to specific limits, such as minimum vesting schedules and maximum individual award amounts.

The compensation committee decided, as in the prior year, to issue equity awards for 2008 solely in the form of restricted shares. The committee continued to believe that the use of restricted shares best provided for the motivational benefits of equity compensation at a given expense and with less potential shareholder dilution than other award forms. The committee determined to hold the number of restricted shares awarded to named executive officers for 2008 even with the prior year, and the committee subjected the awards to four year annual graded vesting. The restricted share awards for each named executive officer are reflected in the 2008 Grants of Plan-Based Awards Table below in this Proxy Statement.

Retirement and Savings Plans

The Company provides a tax qualified 401(k) pension plan to its employees generally, including the named executive officers, each of whom participated in a Company match under the 401(k) pension plan, according to individual election and plan rule, consistent with employees generally. The Company also offers a nonqualified Amended and Restated Executive Deferred Compensation Plan (the “EDC”) into which managers and executives may elect to defer a portion of their compensation for future distribution in installments or a lump sum. Funds in the EDC may derive assumed gains or losses according to investment alternatives selected by the participant, which are satisfied by the Company upon distribution, and all balances in the EDC are vested and subject to the claims of general creditors of the Company.

The participation of the Company’s named executive officers and senior managers in the 401(k) pension plan is limited under tax rules, due to our large population of temporary associates eligible for such plan, and with the exception of earnings on deferral amounts, the EDC has to date been entirely self-contributory. Accordingly, the Company maintains the Amended and Restated Management Savings Plan (the “MSP”), as a mechanism to provide executive officers and senior leaders with more meaningful savings or retirement benefits and foster a long term career outlook with the Company. The MSP entitles participants selected by the compensation committee to qualify for an annual contribution from the Company on terms and in amounts established each year by the committee, subject to a minimum annual contribution to each such participant equal to 5% of annual cash compensation (salary plus bonus). The committee had in the past several years approved an annual contribution to the participants, including the named executive officers, equal to 10% of cash compensation. In 2008, the committee considered the relative performance of the Company, and the increasingly challenging economic conditions in which it operated, and determined to award the named executive officers and other participants a contribution of 7% of cash compensation. The contributions to Messrs. Payne, Crouch, White, Holland, and Ms. Tutor are vested, as each such executive has completed in excess of the minimum vesting condition of five years of service, and the contributions to each named executive officer are reflected in the compensation tables below in this Proxy Statement.

Termination and Change in Control Arrangements

The Company is aware that its named executive officers and other senior managers may be recruited or approached with respect to positions at other companies or professional opportunities, or the Company may ask them to undertake roles or duties that involve uncertain prospects of success. The Company also recognizes that sometimes strategic alternatives or extraordinary transactions, such as business combinations, divestitures, or a sale of the Company may be perceived as threatening to the continued prospects or employment of its named executive officers and other senior managers, but might be worthy of consideration in the best interests of its shareholders.

To provide for retention and alleviate potential distraction due to financial and professional concerns over termination of employment by the Company without cause, or in certain circumstances allowing for termination by the executive for good reason, the Company provides for cash severance benefits to the named executive officers which vary with respect to the significance of the executive’s role and responsibility, and for immediate vesting of equity awards. The Company’s stock option and restricted stock agreements with the named executive officers and other senior managers provide for immediate vesting of unvested awards, and the MSP provides a significant cash benefit to certain of the named executive officers, in the event of a change in control to help ensure that management remains and stays focused in circumstances that may be perceived as detrimental to their employment or professional prospects, regardless of whether such may necessarily result in termination of employment. During 2008, the compensation committee reviewed the terms of cash severance benefits afforded the named executive officers, in conjunction with a technical tax compliance review of compensation plans and arrangements generally, and upon the recommendation of the chief executive determined to increase the severance benefits provided to Messrs. Crouch and Holland, and Ms. Tutor, by the equivalent of an additional one year each of base salary and bonus, in view of their individual performance and increased responsibilities with the Company. These arrangements are addressed below in the section of this Proxy Statement entitled Employment Agreements and Potential Payments upon Termination or Change in Control.

Tax Deductibility

The Company intends to design compensation awards for the executive officers, so that the Company’s tax deduction for compensation is utilized, but will do so without limiting its flexibility to administer the compensation programs in a fashion believed to best benefit the Company. An income tax deduction under federal law generally will be available for annual compensation in excess of $1 million paid to the chief executive and certain other executive officers of a public corporation, only if that compensation is “performance based” and complies with additional tax law requirements. Although the Company considers tax deductibility when approving executive compensation elements, it believes that other compensation objectives, such as attracting, retaining, and providing incentives to qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, the Company may make compensation decisions without regard to deductibility, when it believes it is in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

T. Wayne Davis, Chairman John R. Kennedy Darla D. Moore Arthur B. Laffer, Ph.D.

COMPENSATION TABLES

The following table summarizes for the last three fiscal years the compensation paid or accrued by the Company for services rendered by persons who served as our chief executive officer, chief financial officer, and the three other most highly compensated executive officers of the Company who were serving the Company as executive officers on December 31, 2008; and one former executive officer of the Company who no longer served as an executive officer on December 31, 2008 but otherwise would have been considered a named executive officer under applicable SEC rules (the “named executive officers”).

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Timothy D. Payne president and chief executive officer	2008 2007 2006	690,000 690,000 600,000	— —	1,598,460 1,290,848 1,179,733	— —	496,110 808,738 763,083	— —	103,563 172,991 154,108		2,887,533 2,962,577 2,696,924

Robert P. Crouch senior vice president, chief financial officer, and treasurer	2008 2007 2006	345,000 345,000 300,000	— —	757,030 603,224 561,733	— —	248,055 404,369 381,541	— —	58,218 94,186 84,654		1,408,303 1,446,779 1,327,928

Richard L. White former senior vice president and chief information officer(4)	2008 2007 2006	250,000 250,000 225,000	— —	431,024 301,705 190,667	— —	191,250 263,719 254,361	— —	43,902 69,409 63,792		916,176 884,833 733,820

Gregory D. Holland senior vice president, chief legal officer, and secretary	2008 2007 2006	250,000 250,000 225,000	— —	366,233 212,170 137,373	— —	107,850 175,813 158,976	— —	37,984 60,484 52,179		762,067 698,467 573,528

Jon D. Kerner senior vice president and chief information officer	2008	250,000	—	130,133	—	93,750	—	363,634	(5)	837,517

Tyra H. Tutor senior vice president of corporate development	2008 2007 2006	200,000 200,000 175,000	— —	313,914 183,953 126,120	— —	71,900 117,208 95,385	— —	33,367 48,637 42,389		619,181 549,798 438,894

(1)	The amounts in this column reflect the expense recognized by the Company in the applicable year for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”), for restricted stock awards pursuant to the Company’s shareholder approved 2004 Equity Plan. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008, for a discussion of the assumptions made in the valuation of such awards.
(2)	The amounts in this column consist of annual incentive compensation payments for services performed during the applicable year under the EAIP, as described below in the 2008 Grants of Plan-Based Awards table.
(3)	Amounts are attributable to contributions made by the Company to accounts for each named executive officer pursuant to the MSP for services rendered in 2008, as addressed in the 2008 Nonqualified Deferred Compensation table below, equating to $83,028, $41,514, $30,888, $25,050 $24,063 and $19,033 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively; for Company matching contributions under the Company’s 401(k) qualified defined contribution pension plan; and for automobile allowance, supplemental disability, and business club dues.
(4)	Mr. White resigned as senior vice president and chief information officer as of February 2008 to devote his full time efforts as president of the Company’s Beeline subsidiary.
(5)	In addition to the amounts referred to in footnote no. 3 above, this column for Mr. Kerner includes certain relocation benefits paid to or on behalf of Mr. Kerner associated with his move to our Jacksonville, Florida headquarters, including $324,667 in aggregate incremental cost to the Company for assistance with the sale of his former residence.

2008 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy D. Payne	n/a 2/21/08	345,000 —	690,000 —	1,035,000 —	— —	— —	— —	— 240,000	— —	— —	— 2,654,400
Robert P. Crouch	n/a 2/21/08	172,500 —	345,000 —	517,500 —	— —	— —	— —	— 120,000	— —	— —	— 1,327,200
Richard L. White	n/a 2/21/08	112,500 —	225,000 —	337,500 —	— —	— —	— —	— 40,000	— —	— —	— 442,400
Gregory D. Holland	n/a 2/21/08	75,000 —	150,000 —	225,000 —	— —	— —	— —	— 56,000	— —	— —	— 619,360
Jon D. Kerner	n/a 1/7/08	62,500 —	125,000 —	187,500 —	— —	— —	— —	— 40,000	— —	— —	— 390,400
Tyra H. Tutor	n/a 2/21/08	50,000 —	100,000 —	150,000 —	— —	— —	— —	— 48,000	— —	— —	— 530,880

Executive Annual Incentive Plan Formula (reported in the tables as a “Non-Equity Incentive Plan”)

The amounts payable under the EAIP are determined based on the achievement of certain financial and qualitative goals described in the Compensation Discussion and Analysis (“CD&A”) section above in this Proxy Statement. The threshold, target, and maximum amounts that could have been paid under the EAIP for 2008 are shown in the table above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column. The amounts paid under the EAIP for 2008 have already been determined as discussed in the CD&A and shown above in the 2008 Summary Compensation Table.

Restricted Share Awards

Stock awards consist of restricted share grants made pursuant to the shareholder approved 2004 Equity Plan. The restricted share awards to Messrs. Payne, Crouch, White, Holland, and Ms. Tutor, time vest ratably over a four year period on each grant date annual anniversary. The restricted share award to Mr. Kerner was issued in conjunction with his hire and cliff vests on the third grant date annual anniversary thereof. The foregoing restricted share awards may also vest earlier upon a change in control of the Company, or upon the termination of the employment of the grantee by the Company without cause, or by the grantee for good reason. Outstanding shares of restricted stock are entitled to vote and to receive dividends and distributions when, and if, declared on the Company’s Common Stock. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008, for a discussion of the assumptions made in the valuation of such awards.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Timothy D. Payne	300,000 50,000 200,000	— — —	— — —	6.00 11.72 10.40	8/13/11 4/12/14 2/22/15	558,214	(2)	4,203,351	—	—
Robert P. Crouch	61,667 25,000 100,000	— — —	— — —	6.00 11.72 10.40	8/13/11 4/12/14 2/22/15	269,732	(3)	2,031,082	—	—
Richard L. White	25,000 40,600 10,000 75,000	— — — —	— — — —	9.9375 5.24 11.72 10.40	5/08/10 9/17/12 4/12/14 2/22/15	146,071	(4)	1,099,915	—	—

Gregory D. Holland	19,167 10,000 7,500 65,000	— — — —	— — — —	6.00 5.24 11.72 10.40	8/13/11 9/17/12 4/12/14 2/22/15	130,250	(5)	980,783	—	—

Jon D. Kerner	—	—	—	—	—	40,000	(6)	301,200	—	—

Tyra H. Tutor	7,500 55,000	— —	— —	11.72 10.40	4/12/14 2/22/15	111,642	(7)	840,664	—	—

(1)	Each such option is currently fully vested.
(2)	Of such shares, 60,000 vested February 21, 2009; 60,000 shares will time vest on February 21, 2010, 2011 and 2012; 37,500 shares will time vest on April 25, 2009, 2010 and 2011; 34,286 shares will time vest on April 23, 2009, 2010, 2011 and 2012; and 34,285 shares will time vest on April 23, 2013 and 2014.
(3)	Of such shares, 30,000 vested February 21, 2009; 30,000 shares will time vest on February 21, 2010, 2011 and 2012; 15,625 shares will time vest on April 25, 2009, 2010 and 2011; 17,143 shares will time vest on April 23, 2009, 2010, 2011, 2012 and 2013; and 17,142 shares will time vest on April 23, 2014.
(4)	Of such shares, 10,000 vested February 21, 2009; 10,000 shares will time vest on February 21, 2010, 2011 and 2012; 12,500 shares will time vest on April 25, 2009, 2010 and 2011; 11,429 shares will time vest on April 23, 2009, 2010, and 2011; and 11,428 shares will time vest on April 23, 2012, 2013 and 2014.
(5)	Of such shares, 14,000 vested February 21, 2009; 14,000 shares will time vest on February 21, 2010, 2011 and 2012; 8,750 shares will time vest on April 25, 2009, 2010 and 2011; and 8,000 shares will time vest on April 23, 2009, 2010, 2011, 2012, 2013 and 2014.
(6)	Shares will cliff vest on January 7, 2011.
(7)	Of such shares, 12,000 vested February 21, 2009; 12,000 shares will time vest on February 21, 2010, 2011 and 2012; 7,500 shares will time vest on April 25, 2009, 2010 and 2011; and 6,857 shares will time vest on April 23, 2009, 2010, 2011, 2012, 2013 and 2014.
(8)	The market value of unvested restricted stock awards was calculated by valuing each share at $7.53, which was the closing price of the Company’s Common Stock on the NYSE the final trading day of 2008.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy D. Payne	—	—	171,786	1,908,900
Robert P. Crouch	—	—	82,768	918,856
Richard L. White	—	—	23,929	267,637
Gregory D. Holland	—	—	16,750	187,343
Jon D. Kerner	—	—	—	—
Tyra H. Tutor	—	—	14,358	160,589

2008 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Timothy D. Payne	511,954	83,028	(356,157)	(323,245)	2,696,602
Robert P. Crouch	—	41,514	(548,815)	(1,140,092)	1,092,435
Richard L. White	12,260	30,888	(151,044)	(473,227)	412,445
Gregory D. Holland	53,925	25,050	(32,669)	—	540,787
Jon D. Kerner	—	24,063	—	—	24,063
Tyra H. Tutor	—	19,033	(92,614)	—	232,706

(1)	The amounts reported as contributions in this column are the portions of base salary and/or bonus earned for the performance of services in 2008 and deferred by the executives into deferral accounts under the Amended and Restated MPS Group, Inc. Executive Deferred Compensation Plan and are included in the amounts reported as Salary or Non-Equity Incentive Plan Compensation in the 2008 Summary Compensation Table above in this Proxy Statement.
(2)	The amounts reported as compensation in this column are the annual contribution of the Company under the Amended and Restated Management Savings Plan to the named executive officers for 2008 and are included in the amounts reported as All Other Compensation in the 2008 Summary Compensation Table above in this Proxy Statement.
(3)	The amounts reported as earnings (loss) in this column are not included in the amounts reported as compensation in the 2008 Summary Compensation Table above in this Proxy Statement.
(4)	Of the amounts reported in this column, all were reported in the Summary Compensation Table for previous years, except as follows: $42,625, $179,362, $11,348, $2,705, $0, and $10,503 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively. These previously unreported amounts represent aggregate net earnings on account balances realized in prior years.

Executive Deferred Compensation Plan

The Company maintains the nonqualified Amended and Restated MPS Group, Inc. Executive Deferred Compensation Plan (the “EDC”) for its management and highly compensated employees. The EDC allows for tax deferred savings opportunities by providing for the opportunity to elect to have withheld on a pre-tax basis up to 90% of base salary and all or a portion of bonus and commissions. The amounts deferred are contributed to a deferral account for each participant, and each participant is entitled to direct the manner in which the deferral account is deemed to be invested by selecting from among a range of hypothetical investments established periodically. The net earnings and losses based on such elections begin to accrue as of the date the deferral amounts are credited to the deferral accounts. A participant may elect to defer amounts under the plan for a minimum of three years, or up through retirement or earlier termination of employment, and receive distributions in a lump sum or scheduled annual installments. Participants may not receive early withdrawal of account balances, except in cases of unforeseen emergency, as prescribed by law or plan rule. Distributions are subject to a six month waiting period for key employees, including the named executive officers. Deferral accounts may be subject to distribution in connection with a hostile change in control (i.e., where the Board recommends against shareholder approval), subject to law and plan rule. The EDC states that all payments pursuant thereto shall be made from the general funds of the Company.

The investment alternatives available to the named executive officers under the EDC are selected by the Company and may be changed from time to time. The participants, including the named executive officers, are permitted to change their investment elections at any time on a prospective basis. The investments available under the EDC include a diverse mix of commercially available funds and the Company’s Common Stock.

Management Savings Plan

The Company also maintains the Amended and Restated Management Savings Plan (the “MSP”), established as a non-qualified defined contribution plan in 2004. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). The amounts contributed under the MSP are established as sub-accounts under the EDC, as described above, and are included in the amounts reflected in the 2008 Nonqualified Deferred Compensation table above in this Proxy Statement. Regular annual contributions made under the MSP are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment from the Company, death or disability, or for unforeseen emergency, as prescribed by law or plan rule. Distributions are subject to a six month waiting period for key employees, including the named executive officers. The MSP contains a change in control benefit for selected participants described in more detail in the section entitled Employment Agreements and Potential Payments upon Termination or Change in Control below in this Proxy Statement. For 2008, the compensation committee awarded the participants, including the named executive officers, a Company contribution equal to 7% of each participant’s respective annual cash compensation.

Employment Agreements and Potential Payments upon Termination or Change in Control

Effective December 2008, the Company amended an existing Amended and Restated Employment Agreement with Mr. Payne that provides for an annual base salary and benefits, plus targeted incentive compensation under the EAIP of a minimum of 100% of base salary. Pursuant to the agreement, if Mr. Payne’s employment is terminated by the Company without cause, or by Mr. Payne for good reason, he will be entitled to a lump sum payment equal to three (3) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Payne for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested equity awards held by Mr. Payne on such date. The agreement further entitles Mr. Payne to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective December 2008, the Company amended an existing Amended and Restated Employment Agreement with Mr. Crouch that provides for an annual base salary and benefits, plus targeted incentive compensation opportunity under the EAIP of a minimum of 100% of base salary. Pursuant to the agreement, if Mr. Crouch’s employment is terminated by the Company without cause, or by Mr. Crouch for good reason, he will be entitled to lump sum payment equal to three (3) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Crouch for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested equity awards held by Mr. Crouch on such date. The agreement further entitles Mr. Crouch to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective December 2008, the Company entered into Amended and Restated Employment Agreements with Mr. Holland and Ms. Tutor that provide for an annual base salary and benefits, plus targeted incentive compensation under the EAIP of a minimum of 60% and 50% of base salary, respectively. Pursuant thereto, if the executive’s employment is terminated by the Company without cause, or by the executive for good reason, he or she will be entitled to a lump sum payment equal to two (2) times the sum of: (i) base salary as of the date of termination; and (ii) target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of the executive’s employment by the Company without cause, or by the executive for good reason, or if there is a change in control of the Company, the agreements provide for the automatic vesting of any unvested equity awards held by the executive on such date. The agreements further entitle Mr. Holland and Ms. Tutor to a gross-up payment to cover the additional taxes incurred by either of them, if it is determined that he or she is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The terms of these employment agreements expire every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreements.

Effective April 2009, the Company entered into an Employment Agreement with Mr. Kerner, which replaced and superseded a Letter of Understanding executed upon his hire in January 2008. The agreement with Mr. Kerner provides for an annual base salary and benefits, plus targeted incentive compensation under the EAIP of a minimum of 50% of base salary. Pursuant to the agreement, if the executive’s employment is terminated by the Company without cause, or by the executive for good reason, he will be entitled to a lump sum payment equal to the sum of: (i) base salary as of the date of termination; and (ii) target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. Upon the completion of five years of service thereunder, the foregoing payment increases to a lump sum payment equal to two (2) times the sum of: (i) base salary as of the date of termination; and (ii) target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of the executive’s employment by the Company without cause, or by the executive for good reason, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested equity awards held by the executive on such date. The agreement further entitles Mr. Kerner to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective December 2008, the Company entered into an Amended and Restated Employment Agreement with Mr. White that provides for an annual base salary and benefits, plus a targeted incentive compensation opportunity under the EAIP, to be set periodically by the Company. Pursuant to such agreement, if Mr. White’s employment with the Company is terminated by the Company, other than for circumstances equating to good cause, he will receive payment equal to: (i) his base salary as of the date of termination; and (ii) target bonus opportunity under the EAIP, based on the target bonus opportunity for the year of termination. In addition, if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by him on such date. The agreement further entitles him to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of the agreement continues for a period of indefinite duration, through and until either party terminates the agreement upon at least ten days notice, or immediately upon Mr. White’s death or disability.

Each of Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, are party to restricted stock agreements that provide for the automatic vesting of any restricted stock, in the event of termination of employment by the Company without cause, or by the executive for good reason, or if there is a change in control of the Company.

The Company established the Amended and Restated Management Savings Plan (“MSP”), to provide for more meaningful savings or retirement benefits and foster a long term career outlook for the executive officers and other senior managers, as a non-qualified defined contribution plan in 2004. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). Regular annual contributions are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment from the Company, death or disability, or for unforseen emergency, as prescribed by law or plan rule. Distributions are subject to a six month waiting period for key employees, including the named executive officers. The MSP operates such that in the event of a change in control of the Company, Messrs. Payne, Crouch, White, Holland, and Ms. Tutor will be entitled to a Company contribution equal to the discounted present value of an amount equal to 50% of the value of his or her average annual cash compensation (salary plus bonus) for the three years preceding the change in control, for a period beginning when he or she would attain age 56 and continuing for an actuarially determined retirement duration, minus the executive’s vested account balance on hand by virtue of the MSP at the time of the change in control.

Potential Payments in Certain Circumstances

Set forth below is information concerning payments and benefits that would have been available to named executive officers under arrangements with the Company described in this Proxy Statement, assuming specified events had occurred on December 31, 2008.

Separation Pay

The employment agreements described above provide for separation pay to the named executive officers in the event of termination of employment under various scenarios. The hypothetical value to each named executive officer of the separation pay benefits, assuming certain events had occurred on December 31, 2008, is as follows:

Potential Separation Pay Under Employment Agreements ($)

Name	Resignation/ Termination by Company for Cause	Termination by Company Without Cause	Termination by Executive for Good Reason	Death/ Disability
Timothy D. Payne	—	4,140,000	4,140,000	—	(1)
Robert P. Crouch	—	2,070,000	2,070,000	—
Richard L. White	—	475,000	—	—
Gregory D. Holland	—	800,000	800,000	—
Jon D. Kerner	—	375,000	375,000	—
Tyra H. Tutor	—	600,000	600,000	—

(1)	Mr. Payne’s employment agreement provides that in the event of termination of employment due to death, his estate shall receive all compensation and expenses due as of his death and for the remainder of the calendar year of his death.

Stock Option and Restricted Stock Awards

The stock option, restricted stock and employment agreements with the named executive officers, including those agreements described above, variously provide for accelerated vesting of unvested awards in the event of: (i) termination of employment by the Company without cause, or by the executive for good reason; or (ii) a change in control of the Company. The hypothetical value to each named executive officer of the accelerated awards, assuming each of the foregoing events had occurred on December 31, 2008, is as follows:

Potential Acceleration

of Stock Option and Restricted Stock Awards

Due to Either (i) Termination of the Executive by the Company Without Cause,

or by the Executive for Good Reason, or (ii) a Change in Control of the Company

Name	Stock Options ($)	Restricted Stock ($)(1)
Timothy D. Payne	—	4,203,351
Robert P. Crouch	—	2,031,082
Richard L. White	—	1,099,915
Gregory D. Holland	—	980,783
Jon D. Kerner	—	301,200
Tyra H. Tutor	—	840,664

(1)	Represents total value of unvested restricted stock awards for each executive assuming full vesting on December 31, 2008 at $7.53 per share, the closing price of the Company’s Common Stock on the NYSE the final trading day of 2008.

Management Savings Plan

The Amended and Restated Management Savings Plan (the “MSP”) includes a component providing for benefits to the participants, including the named executive officers, in the event of a change in control. The hypothetical value to each named executive officer of such benefit, assuming a change in control of the Company on December 31, 2008, is $11,137,588, $4,169,655, $3,778,261, $2,436,728, $0, and $1,567,472 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively.

Executive Deferred Compensation Plan

The Amended and Restated MPS Group, Inc. Executive Deferred Compensation Plan (the “EDC”) provides that plan balances on account for each participant, including each of the named executive officers, shall be immediately distributed in the event of the participant’s disability, termination of employment for any reason, or in the event of a hostile change in control (i.e., certain instances in which the Board recommends against shareholder approval), subject to applicable law and plan rule. Assuming the occurrence of any of the foregoing events on December 31, 2008, the aggregate account balances reflected above in this Proxy Statement in the 2008 Nonqualified Deferred Compensation table for each named executive officer would have been so payable.

Gross-up for Excess Parachute Payments

The employment agreements with each named executive officer, and the MSP, provide that, if the payments and benefits provided to the executive in connection with a change in control are subject to the golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code (“Section 4999”), the executive will be entitled to a gross-up payment such that, after taking into account all income and excise taxes, the executive will receive the same after-tax amount that he or she would have received had no excise tax been imposed under Section 4999. The hypothetical value to each named executive officer of such benefit, assuming a change in control of the Company on December 31, 2008, and that such was not accompanied by a termination of employment, is $3,951,079, $1,470,060, $1,661,633, $1,047,020, $0, and $618,703 for each of Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively. The hypothetical value to each named executive officer of such benefit, assuming that a change in control had occurred, and that such was accompanied by a termination of employment of each named executive officer’s employment without cause is $5,852,342, $2,420,691, $1,879,773, $1,414,413, $0, and $894,248 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively. The foregoing figures are the same for Messrs. Payne, Crouch, Holland, and Kerner, and Ms. Tutor, assuming a termination by the executive for good reason, but in such event the value for Mr. White would have instead been $1,661,633.

Aggregate Amounts in Certain Scenarios

Termination by Company Without Cause or by Executive for Good Reason. Assuming that the employment of each of the named executive officers had been terminated without cause by the Company on December 31, 2008, the aggregate values of the hypothetical payments discussed above would have been $8,343,351, $4,101,082, $1,574,915, $1,780,783, $676,200 and $1,440,664 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively. The foregoing figures are the same for Messrs. Payne, Crouch, Holland, and Kerner, and Ms. Tutor, assuming a termination by the executive for good reason, but in such event the value for Mr. White would have instead been $1,099,915.

Change in Control Not Accompanied by a Termination of Employment. Assuming that a change in control had occurred on December 31, 2008, and that such was not accompanied by a termination of employment of the named executive officers, the aggregate values of the hypothetical payments discussed above would have been $19,292,018, $7,670,797, $6,539,809, $4,464,531, $301,200, and $3,026,839 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively.

Change in Control Accompanied by a Termination by Company Without Cause or by Executive for Good Reason. Assuming that a change in control had occurred, and that such was accompanied by a termination of employment of the named executive officers by the Company without cause, the aggregate values of the hypothetical payments discussed above would have been $25,333,281, $10,691,428, $7,232,949, $5,631,924, $676,200 and $3,902,384 for Messrs. Payne, Crouch, White, Holland, Kerner, and Ms. Tutor, respectively. The foregoing figures are the same for Messrs. Payne, Crouch, Holland, and Kerner, and Ms. Tutor, assuming a change in control accompanied by a termination by the executive for good reason, but in such event the value for Mr. White would have instead been $6,539,809.

The named executive officers additionally would have been entitled to distribution of plan balances on account under the EDC, under certain of the foregoing circumstances, as discussed in more detail above under the heading Executive Deferred Compensation Plan in this Proxy Statement.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Derek E. Dewan	250,000	152,867	—	—	—	52,432	455,299
Peter J. Tanous	89,500	152,867	—	—	—	—	242,367
John R. Kennedy	86,000	152,867	—	—	—	—	238,867
T. Wayne Davis	84,500	152,867	—	—	—	—	237,367
Arthur B. Laffer, Ph.D.	75,500	152,867	4,116	—	—	—	232,483
William M. Isaac	85,500	152,867	—	—	—	—	238,367
Michael D. Abney	77,000	152,867	—	—	—	—	229,867
Darla D. Moore	74,500	152,867	—	—	—	—	227,367

(1)	The amounts in this column reflect the expense recognized by the Company in 2008 for financial reporting purposes in accordance with SFAS 123R for restricted shares awards under shareholder approved equity incentive plans. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008, for a discussion of the assumptions made in the valuation of such awards. Each director had 47,725 restricted shares outstanding at December 31, 2008.
(2)	The amounts in this column reflect the expense recognized by the Company in 2008 for financial reporting purposes in accordance with SFAS 123R for stock option awards under shareholder approved equity incentive plans. Reference is made to Note 9 in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008, for a discussion of the assumptions made in the valuation of such awards. The numbers of options outstanding at December 31, 2008 consisted of the following 190,000, 131,000, 136,000 251,000, 120,000, 211,000, 75,000 and 140,000 for each of Messrs. Dewan, Tanous, Kennedy, Davis, Laffer, Isaac, and Abney, and Ms. Moore, respectively.
(3)	Amount is attributable to a contribution made by the Company to an account for Mr. Dewan pursuant to the Management Savings Plan equating to 7% of fees for 2008, disability and life insurance premiums, auto allowance, major medical and hospital coverage or reimbursement for Mr. Dewan and his dependents, and for a Company matching contribution under the Company’s 401(k) qualified defined contribution pension plan.

Director Fees and Restricted Share Awards

Each non-employee director receives from the Company the following compensation:

•	annual retainer of $60,000, accrued and payable in quarterly installments;

•	attendance fees for each Board meeting of $3,000 ($1,000 for telephonic meetings);

•

$1,500 per meeting for audit committee meetings ($1,000 for telephonic meetings), and $1,000 per meeting for all other committee meetings ($500 for telephonic meetings), for committee meetings not held on the day of a regularly scheduled Board meeting;

•	an additional annual retainer for each committee chair as follows: $12,500 for audit committee, $10,000 for compensation committee, and $7,500 for corporate governance and nominating committee; and

•	an annual lead director fee of $7,500.

The Company also reimburses directors for expenses incurred in attending meetings.

On February 21, 2008, each non-management director was awarded 21,250 restricted shares at a grant date fair value equal to $11.06 per share, the closing price of the Company’s Common Stock on the NYSE on grant date. These restricted share awards time vest ratably over a four year period on each grant date annual anniversary.

Effective December 2008, the Company amended and restated a Chairman Employment Agreement with Derek E. Dewan originally effective March 2006, that provides for an annual salary and entitlement to participation in Company benefit plans afforded generally to senior management. Pursuant to the agreement, if Mr. Dewan’s employment is terminated by the Company for any reason, subject to limited exceptions, he will receive a lump sum payment equal to the full, undiscounted value of his remaining aggregate compensation and benefits, all awards of stock grants and options shall vest or be released from any restrictions, and he will be entitled to begin receiving any retirement benefits under Company plans. The agreement also provides that the Company will provide Mr. Dewan, his spouse, and their dependents major medical health and hospital coverage until he reaches age 65, regardless of whether the agreement is earlier terminated by Mr. Dewan or the Company for any reason. The agreement further entitles Mr. Dewan to be indemnified from any related taxes or costs, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The agreement expires on its fifth anniversary, or March 2011, subject to an automatic one year renewal, unless terminated by either party at least 90 days prior to the expiration of the then-current term or any one-year extension. This agreement does not provide for any incentive compensation, and Mr. Dewan receives no Board fees. Mr. Dewan additionally is entitled to receive an annual contribution under the MSP, as well as a contribution in the event of a change in control of the Company, according to the provisions of the MSP described in greater detail above in the section of this Proxy Statement entitled Employment Agreements and Potential Payments upon Termination or Change in Control.

The Company currently maintains a shareholder approved 2008 Non-Executive Equity Incentive Plan (the “2008 Equity Plan”), pursuant to which directors and employees, other than the principal executive officer, principal financial officer, and certain other executive officers, may be granted stock options, restricted stock, and restricted stock units. The Board of Directors, or the Board’s compensation committee, may provide in the agreements relating to awards under the 2008 Equity Plan for automatic accelerated vesting and other rights upon retirement, death or disability, the occurrence of a change in control, or upon the occurrence of other events, as may be specified in such agreements.

The Company also currently maintains the 2004 Non-Employee Director Equity Incentive Plan (the “2004 Director Plan”), pursuant to which non-employee directors historically were granted stock options, stock appreciation rights, restricted stock, and restricted stock units. The share authorization under the 2004 Director Plan has been depleted, and there is no present intention to seek any authorization for further share-based awards thereunder. The 2004 Director Plan continues in effect to support awards of options and restricted shares previously granted to directors thereunder as referenced above the 2008 Director Compensation table.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

The Company maintains directors and officers liability insurance coverage individually insuring the directors and officers of the Company against losses that they may become legally obligated to pay resulting from their actions or omissions while performing duties on behalf of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Based upon information provided by such insiders, including their filings under Section 16(a), the Company is not aware of any failure to timely file any report required by Section 16(a), except as follows: Mr. Kerner was hired by the Company in January 2008, as senior vice president and chief information officer. Upon review of his duties, Mr. Kerner was deemed to be performing as an executive officer on or before December 31, 2008, but had inadvertently failed to timely file the proper reports under Section 16(a) consistent with that status as of that date. This inadvertent failure subsequently was corrected and Forms 3 and 4 were filed on his behalf under Section 16(a) as of April 2009.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

The audit committee has reviewed and discussed with both PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, and management the Company’s audited financial statements for the year ended December 31, 2008. The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

With respect to the Company’s independent accountants, the audit committee, among other things, has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The audit committee also selected PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2009.

By the Audit Committee

Peter J. Tanous (Chairman)
T. Wayne Davis
John R. Kennedy
William M. Isaac
Arthur B. Laffer, Ph.D.
Michael D. Abney

TRANSACTIONS WITH RELATED PERSONS

The Company’s policies require the directors to obtain the approval of the Board in the event of certain matters in the nature of related party transactions. The chief executive officer and chief financial officer must report such transactions to, and obtain the approval of, the Board’s audit committee. The Company’s other officers must report such transactions to, and obtain the approval of, the officer to whom they report, respectively. Further, the audit committee must review and approve all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest, other than in their capacity as director and/or executive officer. The Company’s policies governing related party transactions are set forth in its Code of Business Conduct and Ethics for Directors, Officers and Employees, its Code of Ethics for Senior Executive and Financial Officers, its Corporate Governance Guidelines, which specifically adopt as categorical independence standards matters set forth in Item 404 of SEC Regulation S-K, and its Audit Committee Charter. Each of these policies is viewable at the Company’s website, www.mpsgroup.com, in the “Corporate Governance” section under the “Investors” tab.

In 2008, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is composed of Messrs. Davis and Kennedy, Ms. Moore and Dr. Laffer. No member of the compensation committee is or was an officer or employee of the Company or has had any relationship with the Company requiring disclosure pursuant to Item 404 of SEC Regulation S-K. No member of the compensation committee is an executive officer of another entity on which any of the Company’s executives serve on the compensation committee of such other entity. None of the Company’s executive officers served as a director for a company that employs as an executive officer any director of the Company.

CODE OF BUSINESS CONDUCT; CORPORATE GOVERNANCE GUIDELINES;

COMMITTEE CHARTERS

The Company has adopted the following principles and statements, copies of each of which are available on our website at www.mpsgroup.com in the “Corporate Governance” section under the “Investors” tab:

•

Codes of business conduct and ethics covering our directors, officers, and employees, including our senior financial officers and employees. If any substantive amendments are made to the ethics codes, the nature of such amendments will be disclosed on our website. In addition, if a waiver from the ethics codes is granted to a director, executive officer, or senior financial officer, the nature of such waiver will be promptly disclosed on our website;

•

Corporate governance guidelines, which include guidelines for director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and education, succession planning, and annual evaluations of Board performance; and

•	Committee charters for each of the audit, compensation, and corporate governance and nominating committees of the Board of Directors.

Any interested party may also obtain copies of the foregoing materials and related information by mail c/o the secretary, MPS Group, Inc., Attn: Secretary, 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify the particular information requested.

SHAREHOLDER PROPOSALS

Shareholders are hereby notified that if they wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2010 annual meeting of shareholders pursuant to Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 21, 2009. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested, and should otherwise comply with Rule 14a-8.

In accordance with the Company’s bylaws, shareholders who wish to submit a proposal for consideration at the Company’s 2010 annual meeting of shareholders, other than pursuant to Rule 14a-8, or who wish to make a nomination for director, must deliver a copy of their proposal or nomination to the Company at its principal executive offices no later than December 21, 2009.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2008 accompanies this Proxy Statement. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 will be provided free of charge upon written request to: MPS Group, Inc., Attn: Tyra H. Tutor, senior vice president, 1 Independent Drive, Jacksonville, Florida 32202. Copies of any exhibits to the Annual Report on Form 10-K for the year ended December 31, 2008 will also be furnished on request and upon payment of the Company’s expenses in furnishing the exhibits. This Proxy Statement, the proxy card, and the Annual Report to Shareholders for 2008 are available at www.mpsgroup.com/proxy/.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company’s management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc. and/or Georgeson Inc. to aid in the solicitation of proxies, for which the Company anticipates it would pay a fee not to exceed, in the aggregate, $10,000, plus reimbursement of expenses.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, such matter will be approved if a majority of votes are cast in favor of the matter, or as otherwise provided by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

Date: April 20, 2009

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

APPENDIX A

MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1

Establishment and Purpose. MPS Group, Inc., a Florida corporation (the “Company”), hereby establishes an incentive compensation plan, which shall be known as the MPS Group, Inc. Executive Annual Incentive Plan (the “Plan”). The purposes of the Plan are to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success, to encourage management to focus on key corporate, business unit and individual performance objectives, and to assist in the attraction and retention of qualified management talent through a competitive compensation package. All Awards granted under the Plan shall be governed solely by the terms of the Plan, the Award Notification, the Plan Rules and applicable law.

SECTION 2

Definitions.

“Affiliate” means a company or organization that directly, or indirectly through one or more intermediaries, is controlled by the Company, whether through the ownership of voting securities, by contract or otherwise, and may be an unincorporated entity, division or operating unit of the Company or any its Affiliates.

“Award” means the cash incentive bonus granted to a Participant in accordance with the provisions of the Plan.

“Award Notification” means the written terms and conditions applicable to an Award granted to a Participant, substantially in the form attached as Appendix B.

“Award Opportunity” means the percentages, as set forth in the Award Notification, that are to determine the amount of the Participant’s Award. Award Opportunity levels shall generally be dependent upon an individual’s position in the Company or an Affiliate and level of responsibility.

“Base Annual Salary” means the actual regular annual base salary paid to a Participant during the applicable Plan Year, excluding bonus, automobile allowance, dues or other special awards (but as increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Company’s deferred compensation or welfare plans (whether qualified or non-qualified)). Base Annual Salary shall not include income from stock options, restricted stock awards, fringe benefits, tax gross-ups or similar items.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(a) The acquisition by any “person,” as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act, of legal or beneficial ownership of 35% or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b) Individuals who, as of the Effective Date constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors shall be considered as though such individual were a member of the Board of Directors as of the date hereof;

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless the shareholders of the Company immediately before such reorganization, merger or consolidation own, directly or indirectly, immediately following such reorganization, merger or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of more than 50% of the assets of the Company within a twelve month period.

“Chief Executive Officer” means the chief executive officer of the Company, unless otherwise specified.

“Chief Financial Officer” means the chief financial officer of the Company, unless otherwise specified.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors, or any subcommittee thereof, comprised of not less than the minimum number of persons from time to time required by Section 16(b) of the Exchange Act or Code Section 162(m), or any other committee designated by the Board of Directors which is responsible for administering the Plan.

“Company” means MPS Group, Inc., a Florida corporation, and its successors.

“Effective Date” shall have the meaning ascribed to it in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Performance Criteria” means one or more criteria selected by the Committee to measure performance for the year and which are listed on Appendix A attached hereto.

“Financial Performance Objective” means one or more Financial Performance Criteria that are applied to a Participant in determining the component of the Plan that relates to financial performance.

“Key Performance Objective” means an established individual goal applied to a Participant in determining a component of the Plan that relates to other than financial performance.

“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid to a Participant as an Award based upon the performance during the Plan Year.

“Named Executive Officer” means a Participant who for a particular Plan Year is one of the group of “covered employees” under Code Section 162(m) and the regulations thereunder.

“Participant” means an employee of the Company or an Affiliate who is designated by the Committee in its sole discretion to participate in the Plan.

“Performance Level” means one or more related levels of Financial Performance Objectives and Key Performance Objectives as established by the Committee. Each Performance Level may be expressed on an absolute and/or relative basis; or may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies; and in the case of earnings-based measures, may consist of or utilize comparisons related to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets.

“Plan Rules” has the meaning ascribed to it by Section 3(a).

“Plan Year” means the twelve month period which is the same as the Company’s fiscal year. The initial Plan Year shall be January 1, 2004 through December 31, 2004.

“Target Award” means the percentage of Base Annual Salary which will be paid to a Participant as an Award if the Performance Level applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

“Threshold Award” means the percentage of Base Annual Salary which may be paid to a Participant as an Award based on the minimum acceptable performance during the Plan Year.

SECTION 3

Administration.

(a)	The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as set forth herein. Subject to the terms of the Plan and applicable law, the Committee will have authority to establish: (i) the employees who are to become Participants in the Plan; (ii) the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award which the Committee may amend from time to time; (iii) the applicable Financial Performance Objectives and Key Performance Objectives for each Participant, which Financial Performance Objectives will include one or more of the Financial Performance Criteria listed on Appendix A attached hereto, as determined by the Committee each year; (iv) the time or times and the conditions subject to which any Award may become payable; and (v) the form of payment of an Award (collectively, the matters referred to in (i) – (v) above are “Plan Rules”).

(b)	The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year, provided that with respect to Named Executive Officers such Plan Rules will be adopted within the time provided in the regulations under Code Section 162(m) if compliance therewith is necessary or desirable in the Committee’s determination. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a)(i) through (iv) of this Section 3 with respect to Named Executive Officers (and such other Participants as the Committee may determine) may be submitted at least annually to the Board of Directors for its consideration and ratification, provided that with respect to the Chief Executive Officer the Committee shall establish the Award level and performance targets. For Participants who are not Named Executive Officers, or for Named Executive Officers for which the Committee may determine that compliance with Code Section 162(m) is not necessary or warranted in any Plan Year, the Committee may in its discretion establish Financial Performance Criteria or other performance measures not listed on Appendix A without obtaining shareholder approval.

SECTION 4

Eligibility. The Committee will designate by name or position the Participants for each Plan Year, which designation may be based upon the recommendations of the Chief Executive Officer and other designees. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant, other than a Named Executive Officer for which compliance with Code Section 162(m) is warranted or desirable in the Committee’s determination, changes employment positions to a new position that corresponds to a different Award level, the Committee may, in its discretion, adjust the Participant’s Award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive a full or partial Award for such year.

SECTION 5

Awards.

(a)	Each Participant shall receive an annual Award Notification that shall address the terms and conditions of his/her annual Award Opportunity. The Award Notification shall address the weighting between the Financial Performance Objectives and any Key Performance Objectives; the Performance Levels for each objective; and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan.

(b)	At the end of each Plan Year, the finance department of the Company will determine the actual financial performance for the Plan Year. The Chief Executive Officer will review any individual Key Performance Objectives for other Participants to determine the achievement of those Performance Levels. Once the Performance Levels have been determined, the Chief Financial Officer or its designee will calculate the actual Award payment.

(c)	At the end of each Plan Year, the Committee shall certify the extent to which the Financial Performance Objectives and Key Performance Objectives have been achieved for such Plan Year based upon information provided by the Company and such other information related to the Participant as the Committee deems necessary. Subject to the right to decrease an Award as described in the next paragraph, the Participant’s Award shall be computed by the Committee based upon the achievement of the established Financial Performance Objectives and/or Key Performance Objectives, the Plan Rules, measurement criteria and the requirements of the Plan. In addition to any adjustments which the Committee may provide for in the Award or the Plan Rules, the Committee may, in determining whether Financial Performance Objectives and Key Performance Objectives have been met, adjust the Company’s or Affiliate’s financial results to exclude the effect of unusual charges or income items, changes in accounting rules or other events (such as acquisitions, divestitures and equity and similar restructurings, force reductions or similar corporate restructurings, asset impairments), ((including impairments of goodwill and other intangible assets)), which in the Committee’s judgment distort the comparison of results from one year to another (either on a segment or consolidated basis). The Committee may also make adjustments to eliminate the effects of changes in tax law, rules and regulations. With respect to Named Executive Officers, the Committee shall consider the provisions of Section 162(m) of the Code in making adjustments for awards intended to comply with Section 162(m) of the Code.

(d)	The Committee may, in its discretion, decrease the amount of a Participant’s Award for a Plan Year based upon such factors as it may determine, including the failure of the Company or Affiliate to meet certain performance goals or of a Participant to meet his or her Key Performance Objectives. The factors to be used in reducing an Award shall be established at the beginning of a Plan Year and may vary among Participants.

(e)	In the event that the Company’s or Affiliate’s performance is below the performance standards for the Plan Year and the Awards are reduced or cancelled, the Committee may in its discretion grant Awards (or increase the otherwise earned Awards) under the Plan to deserving Participants, except that any adjustments for Participants who are Named Executive Officers shall be made in a manner consistent with the next paragraph.

(f)	The Plan Rules and Awards under the Plan shall be administered in a manner to qualify payments under the Plan to Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Committee or the Board of Directors determines such compliance is not desirable or required. The maximum Award that may be paid to an individual Participant for a Plan Year shall be $3 million.

(g)

No Participant will have any vested right to receive payment of any Award until such date as the Committee has made its determination with respect to the payment of such Participant’s Award; provided, that where the Committee determines that Board ratification of its determination is necessary or desirable, then no right to payment of any Award to such Participant is vested until the Board has so ratified the Committee’s determination. Except as provided herein or stated otherwise in a Participant’s employment agreement, severance agreement or other arrangement, no Award will be paid to any Participant who is not an active employee of the Company or an Affiliate at the end of the Plan Year to which the Award relates; provided, that, at the discretion of the Committee or its designee, partial Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause (as determined by the Committee or its designee) or who retire, die or become permanently and totally disabled during the Plan Year. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any Participant or person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall entail no interest in any specific asset of the Company or Affiliate and shall be no greater than the right of any employee of the Company or Affiliate generally.

(h)	Payment of the Awards will be made as soon as practicable after their determination (but in no event later than March 15th of the year following the Plan Year for which the Award is earned), subject to a Participant’s right to defer payment pursuant to any applicable deferred compensation plans or arrangements of the Company. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

SECTION 6

General.

(a)	Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust any Awards that are payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Company to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee to the extent a Named Executive Officer is involved).

(b)	Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing, the Participant’s Award for the Plan Year shall be awarded at the greater of the Target Award level, or the actual level of achievement of the Financial Performance Objective(s), Key Performance Objectives or Performance Levels for such Plan Year to the date of the Change in Control (determined by projecting the achievement level to the date of the Change in Control as performance for the full Plan Year), without any reductions under this Plan, and shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to payment of a pro rata portion of the Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. Notwithstanding the foregoing sentence or anything stated herein elsewhere, nothing in this Plan is intended or should be construed to alter, limit or diverge from the terms of any employment agreement or severance agreement between a Participant and the Company or any Affiliate where such employment agreement or severance agreement provides for a greater payment on account of an Award in the event of a change in control (as defined in such employment or severance agreement), and the terms of any employment agreement or severance agreement between a Participant and the Company or any Affiliate that provide for a greater payment of an Award to a Participant in the event of a change in control (as defined in such employment or severance agreement) shall prevail and/or control over the terms in this Plan, and the Participant shall be due the benefit of the greater payment of an Award provided for pursuant to the terms of such employment agreement or severance agreement with the Company or an Affiliate, provided that nothing stated herein is intended to duplicate payment to a Participant on account of any Award. The Award amount shall be paid in cash within thirty (30) days after the effective date of the Change in Control.

(c)	Except as provided below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(d)	The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled under this Plan. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation, or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

(e)	The Company shall deduct from each Award the amount of any taxes required to be withheld by any governmental authority, or the Participant may make other arrangements that the Committee may accept at the Committee’s discretion to satisfy such tax obligations.

(f)	Subject to employment agreement or applicable law, no person shall have any claim to be named as a Participant, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

(g)	Nothing in the Plan or in any Award shall confer (or be deemed to confer) upon any Participant any rights to continued employment, or interfere with or restrict in any way the rights of the Company or an Affiliate to suspend, alter or terminate the employment of any Participant at any time for any reason whatsoever, with or without cause.

(h)	Unless otherwise expressly provided in the Plan or binding employment or severance agreements, all designations, determinations, interpretations and other decisions, under or with respect to the Plan or any Award, shall be within the discretion of the Committee, may be made at any time, and shall be final, conclusive and binding upon all persons, including the Company and any Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have full power and authority to determine whether, and to what extent, any Award shall be canceled or suspended if the Participant (a) without the consent of the Committee, while employed by the Company or an Affiliate, or after termination of such employment but while payment of an Award otherwise still remains due, becomes associated with, employed by, renders services to, or owns any interest in, other than any non-substantial interest, as determined by the Committee, any business that is in competition with the Company or such Affiliate, or (b) is terminated for cause as determined by the Committee.

(i)	No member of the Board or Committee, or designee, shall be personally liable for any action taken or determination made with respect to the Plan or any Award or payment granted or not granted hereunder.

(j)	All obligations of the Company under the Plan with respect to Plan Rules issued and Awards granted hereunder shall be binding upon any assignee or successor to the Company, whether such assignee or successor is the result of an acquisition of stock or assets of the Company, a merger, consolidation or otherwise.

(k)	The Plan shall be interpreted and construed under the laws of the State of Florida without giving effect to conflict of law principles.

SECTION 7

Term of the Plan.

(a)	The Plan shall be effective as of January 1, 2004 (the “Effective Date”).

(b) The Committee (subject to the ratification rights of the Board of Directors) or the Board may suspend or terminate the Plan at any time, or amend the Plan in any respect, provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an existing Award.

[Remainder of Page Intentionally Left Blank]

APPENDIX A

to

MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

For purposes of the Plan, Financial Performance Criteria shall be one or more of the following Company, Affiliate, operating unit or division financial performance measures:

(i)	“EBITDA” which means earnings before interest, taxes, depreciation and/or amortization

(ii)	“EBIT” which means earnings before interest and taxes

(iii)	Earnings, consolidated pre-tax earnings, net earnings, earnings per share

(iv)	Operating income

(v)	Gross margin, gross margin growth

(vi)	Revenues, revenue growth, revenue per employee

(vii)	Market value added, economic value added

(viii)	Budget goals

(ix)	Cost goals

(x)	Return on equity, assets, net assets, capital employed, incremental equity or investment

(xi)	Total shareholder return

(xii)	Profit, economic profit, capitalized economic profit, after tax profit, pre-tax profit

(xiii)	Cash flow measures, cash flow return

(xiv)	Sales, sales volume

(xv)	Stock price

(xvi)	Market capitalization

(xvii)	Business expansion goals

(xviii)	Goals relating to acquisitions or divestitures.

Notwithstanding the foregoing: (a) the Committee may provide in an Award Notification that, for purposes of measuring attainment of the foregoing Financial Performance Criteria, results may exclude or discount amounts attributable to earnings of Affiliates acquired after the Effective Date and during the Plan Year; and (b) in the event any newly established branch operation commences business after the Effective Date, the financial performance of such branch operation shall not be included in the calculation of any earnings measure during the first nine months of such operations, unless such branch operation has positive earnings within the nine month period and then only for the period in which such is positive.

APPENDIX B

to

MPS GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

FORM OF AWARD NOTIFICATION

AWARD NOTIFICATION

EXECUTIVE ANNUAL INCENTIVE PLAN

[200X]

Name: [Name]

Position: [Title]

This document serves as notification of your base salary and performance goals effective January 1, 200X.

Base Annual Salary: $[            .00]

Annual Incentive Award Opportunity:

Threshold Award – XX%

Target Award – XX%

Maximum Award – XXX%

Performance Objectives; Weightings

Performance Level

Threshold Performance – XX%

Target Performance – XX%

Maximum Performance – XXX%

MPS Group, Inc.

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MR. A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2009.

		Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

¯ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Derek E. Dewan	☐	☐	02 - Timothy D. Payne	☐	☐	03 - Peter J. Tanous	☐	☐
04 - T. Wayne Davis	☐	☐	05 - John R. Kennedy	☐	☐	06 - Michael D. Abney	☐	☐
07 - William M. Isaac	☐	☐	08 - Darla D. Moore	☐	☐	09 - Arthur B. Laffer, Ph.D.	☐	☐
10 - Robert P. Crouch	☐	☐

2. To approve the material terms for performance-based awards for executive officers under the
Company’s Executive Annual Incentive Plan.	☐	For	☐	Against	☐ Abstain

3. To ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered certified public
accounting firm for the Company for the fiscal year ending December 31, 2009.	☐	For	☐	Against	☐ Abstain

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890	J N T	MR. A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR. A SAMPLE AND MR. A SAMPLE AND
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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders,

you can be sure your shares are represented at the meeting

by promptly returning your proxy in the enclosed envelope.

¯ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ¯

Proxy — MPS Group, Inc.

1 Independent Drive

Jacksonville, Florida 32202

This Proxy is Solicited on Behalf of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS that I, the undersigned shareholder of MPS Group, Inc., a Florida corporation (“the Company”), do hereby nominate, constitute, and appoint Derek E. Dewan and Timothy D. Payne, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the common stock, par value $0.01 per share, of the Company standing in my name on its books on March 26, 2009, at the Annual Meeting of its Shareholders to be held at The Ponte Vedra Inn and Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082, on May 15, 2009, at 9:00 a.m., local time, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID, SELF-ADDRESSED ENVELOPE.